Exhibit 99

Family Dollar Reports Record Sales and Earnings Results

  Fourth Quarter Net Sales increased 10.8%; Comparable Store Sales Increased 5.4%
  Adjusted Fourth Quarter Earnings Increased 13.6% to $0.75 per Diluted Share
  Reported Fourth Quarter Earnings Increased 4.5% to $0.69 per Diluted Share
  Fiscal 2012 Net Sales Increased 9.2%; Comparable Store Sales Increased 4.7%
  Adjusted Fiscal 2012 Earnings Increased 16.7% to $3.64 per Diluted Share
  Reported Fiscal 2012 Earnings Increased 14.7% to $3.58 per Diluted Share
  Company Introduces Earnings Guidance for Fiscal 2013 of $4.10 to $4.40

MATTHEWS, N.C.--(BUSINESS WIRE)--October 3, 2012--Family Dollar Stores, Inc. (NYSE: FDO) today reported record sales and earnings results for the fourth quarter and year ended August 25, 2012.

Net sales for the fourth quarter of fiscal 2012 increased 10.8% to $2.36 billion, and net income per diluted share in the fourth quarter of fiscal 2012 increased 4.5% to $0.69. Included in the results for the fourth quarter of fiscal 2012 was a litigation charge of $0.06 per diluted share. Excluding this litigation charge, earnings per diluted share in the fourth quarter of fiscal 2012 would have increased 13.6% to $0.75.

Net sales for fiscal 2012 increased 9.2% to $9.33 billion, and net income per diluted share in fiscal 2012 increased 14.7% to $3.58. Excluding the litigation charge, earnings per diluted share would have increased 16.7% to $3.64 in fiscal 2012.

“Fiscal 2012 was a year of great progress for Family Dollar. We expanded our merchandise assortment to increase our relevancy to our customers; we continued to improve the shoppability of our stores; and we repositioned our leadership team to better support our growth,” said Howard R. Levine, Chairman and CEO. “As a result of these efforts, we delivered another strong year for our shareholders. In fiscal 2012:

  We opened 475 new stores, including 41 stores in California;
  We renovated, relocated or expanded 854 stores;
  We substantially expanded our assortment in key consumable businesses like food and health and beauty aids;
  We introduced new categories like tobacco, magazines and gift cards;
  We expanded coolers in 1,375 stores;
  We enhanced our communications to customers through improvements in our marketing capabilities;
  We opened our 10th distribution center and began construction of our 11th distribution center;
  We delivered another year of double-digit earnings per share growth;
  We increased the annual dividend paid to shareholders by 16.4%; and
  We increased return on shareholders’ equity and return on invested capital.

"These accomplishments position us well for continued growth in fiscal 2013 and beyond. This year, as we work to drive further benefit from the investments we made in fiscal 2012, we will focus on enhancing the shopping experience in our stores, increasing inventory productivity, improving store-level processes, and driving greater profitability. I remain confident that these efforts, combined with our strategy of providing customers with great value and convenience, will continue to deliver strong shareholder returns in fiscal 2013 and beyond.”

Fourth Quarter Results

Total net sales for the fourth quarter of fiscal 2012 increased 10.8% to $2.36 billion compared with total net sales of $2.13 billion in the fourth quarter of fiscal 2011. Comparable store sales increased 5.4%. This increase was a result of increased customer traffic and an increase in the average customer transaction value.

Gross profit in the fourth quarter of fiscal 2012 increased 10.2% to $799.7 million, or 33.8% of net sales, compared with $725.6 million, or 34.0% of net sales, in the fourth quarter of fiscal 2011. As a percentage of sales, the impact of stronger sales of lower-margin consumables and increased inventory shrinkage was largely offset by higher markups, lower markdowns and lower freight expense.

Selling, general and administrative (SG&A) expenses, as a percentage of net sales, were 27.7% in the fourth quarter of fiscal 2012 compared with 27.8% in the fourth quarter of fiscal 2011. As a percentage of net sales, lower store labor expenses and lower expenses related to the Company’s renovation program were partially offset by higher insurance expense and higher marketing expense.

During the fourth quarter, the Company incurred a litigation charge of $11.5 million associated with the preliminary settlement of a lawsuit in the state of New York. Settlement terms have not been finalized between the parties, and any finalized settlement will require court approval.

Net income in the fourth quarter of fiscal 2012 was $80.9 million compared with $79.8 million in the fourth quarter of fiscal 2011. Excluding the litigation charge, net income for the fourth quarter of fiscal 2012 would have increased 10.3% to $88.1 million.

Fiscal 2012 Results

Total net sales for fiscal 2012 increased 9.2% to $9.33 billion compared with total net sales of $8.55 billion in fiscal 2011. Comparable store sales increased 4.7%. This increase was a result of increased customer traffic and an increase in the average customer transaction value.

Gross profit in fiscal 2012 increased 7.5% to $3.26 billion, or 34.9% of net sales, compared with $3.03 billion, or 35.5% of net sales, in fiscal 2011. As a percentage of sales, the impact of stronger sales of lower-margin consumables, increased inventory shrinkage, and higher markdowns were partially offset by higher markups resulting from the Company’s continued investments in private brands, global sourcing and price-management capabilities.

SG&A expenses, as a percentage of net sales, were 27.4% in fiscal 2012 compared with 28.0% in fiscal 2011. As a percentage of net sales, lower store labor expenses and lower insurance expenses were partially offset by higher marketing expense.

Operating profit in fiscal 2012 was $688.1 million compared with $638.1 million in fiscal 2011. As a percentage of net sales, operating profit was 7.4% in fiscal 2012 as compared to 7.5% in fiscal 2011. Excluding the litigation charge, operating profit would have been $699.6 million, or 7.5% of sales.

The effective income tax rate in fiscal 2012 was 36.4% as compared to 37.1% in fiscal 2011. The decrease in the effective tax rate in fiscal 2012, as compared to fiscal 2011, was due primarily to foreign tax benefits realized in connection with the Company’s global sourcing efforts and a decrease in liabilities for uncertain tax positions.

Net income in fiscal 2012 was $422.2 million compared with $388.4 million in fiscal 2011. Excluding the litigation charge, net income in fiscal 2012 would have increased 10.5% to $429.4 million.

The Company’s merchandise inventories at August 25, 2012, were $1.43 billion compared with $1.15 billion at August 27, 2011. Average inventory per store at the end of fiscal 2012 was approximately 16.6% higher than the average inventory per store at the end of fiscal 2011. The increase in inventories was the result of investments to expand the Company’s consumable categories, primarily health and beauty aids and food assortments.

Capital expenditures were $603.3 million in fiscal 2012 compared with $345.3 million in fiscal 2011. The increase in capital expenditures was primarily a result of increased new store openings; investments related to store renovations, relocations and expansions; investments in fixtures to support the Company’s expanded assortment of consumables; and expenditures related to completion of the Company’s 10th distribution center. In fiscal 2012, the Company completed two sale-leaseback transactions for 276 stores with net proceeds, after transaction costs, of $359.7 million.

During fiscal 2012, the Company paid $91.4 million in dividends and repurchased approximately 3.2 million shares of its common stock for a total cost of $191.6 million. As of August 25, 2012, the Company had the authorization to purchase up to an additional $145.7 million of its common stock.

Outlook

Commenting on expectations for fiscal 2013, Levine said, “Our financial goals over the next three to five years are to consistently deliver: five to seven percent net new store growth; mid-single-digit comp sales growth; operating margin expansion, and double-digit earnings per share growth. Our plans for fiscal 2013 align nicely with these long-term goals.”

For the 53-week year ending August 31, 2013, the Company expects that earnings per diluted share will be between $4.10 and $4.40, compared with $3.58 in fiscal 2012. Consistent with the National Retail Federation Calendar, fiscal 2013 will include an extra week, which will be recorded in the second quarter of the year. The extra week is expected to add approximately $0.10 of earnings per diluted share to the year, which is included in the Company’s earnings guidance.

The Company's outlook for fiscal 2013 is based on the following assumptions which may or may not prove valid:

  An increase in comparable store sales of between 4% and 6%;
  Approximately 500 new store openings and 70-90 store closings;
  Gross margin pressure driven primarily by an expanding mix of lower-margin consumables;
  SG&A leverage driven by a strong increase in comparable store sales;
  An effective income tax rate between 36% and 37%;
  Weighted average diluted shares of approximately 117 million; and
  Capital expenditures of between $600 million and $650 million to support new store openings, store renovations, merchandising initiatives, and expansion of the Company’s supply chain.

For the first quarter of fiscal 2013, the Company expects that comparable store sales will increase between 4% and 6% and that earnings per diluted share will be between $0.69 and $0.78 per share compared with $0.68 per share in the first quarter of fiscal 2012.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors today at 10:00 a.m. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for fiscal 2013. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 779-6561 for domestic US calls and (517) 308-9046 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

A live webcast of the conference call with accompanying slides can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the address noted above after 2:00 p.m. ET, October 3, 2012.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise, appeals to shoppers in more than 7,400 stores in rural and urban settings across 45 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Fourth Quarter Ended
(in thousands, except per share amounts)	August 25, 2012	% of Net Sales	August 27, 2011	% of Net Sales

Net sales	$2,364,125	100.00%	$2,134,330	100.00%

Cost of sales	1,564,422	66.17%	1,408,723	66.00%

Gross profit	799,703	33.83%	725,607	34.00%

Selling, general and administrative expenses	655,546	27.73%	593,835	27.82%

Litigation charge	11,500	0.49%	—	0.00%

Operating profit	132,657	5.61%	131,772	6.17%

Investment income	211	0.01%	268	0.01%

Interest expense	6,318	0.27%	7,202	0.34%

Income before income taxes	126,550	5.35%	124,838	5.85%

Income taxes	45,619	1.93%	44,989	2.11%

Net income	$80,931	3.42%	$79,849	3.74%

Net income per common share - basic	$0.70		$0.67
Weighted average shares - basic	116,396		119,292

Net income per common share - diluted	$0.69		$0.66
Weighted average shares - diluted	117,267		120,444

Dividends declared per common share*	—		$0.180

*On September 4, 2012, Family Dollar's Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.21 per share, payable Monday, October 15, 2012, to shareholders of record at the close of business on Friday, September 14, 2012.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Year Ended
(in thousands, except per share amounts)	August 25, 2012	% of Net Sales	August 27, 2011	% of Net Sales

Net sales	$9,331,005	100.00%	$8,547,835	100.00%

Cost of sales	6,071,058	65.06%	5,515,540	64.53%

Gross profit	3,259,947	34.94%	3,032,295	35.47%

Selling, general and administrative expenses	2,560,346	27.44%	2,394,223	28.01%

Litigation charge	11,500	0.12%	—	0.00%

Operating profit	688,101	7.37%	638,072	7.46%

Investment income	927	0.01%	1,532	0.02%

Interest expense	25,090	0.27%	22,446	0.26%

Income before income taxes	663,938	7.12%	617,158	7.22%

Income taxes	241,698	2.59%	228,713	2.68%

Net income	$422,240	4.53%	$388,445	4.54%

Net income per common share - basic	$3.61		$3.15
Weighted average shares - basic	117,097		123,360

Net income per common share - diluted	$3.58		$3.12
Weighted average shares - diluted	118,058		124,486

Dividends declared per common share*	$0.600		$0.695

*On September 4, 2012, Family Dollar's Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.21 per share, payable Monday, October 15, 2012, to shareholders of record at the close of business on Friday, September 14, 2012.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(in thousands, except per share and share amounts)	August 25, 2012	August 27, 2011
Assets
Current assets:
Cash and cash equivalents	$92,333	$141,405
Short-term investment securities	6,271	96,006
Restricted cash and investments	126,281	—
Merchandise inventories	1,426,163	1,154,660
Deferred income taxes	69,518	60,011
Income tax refund receivable	—	10,326
Prepayments and other current assets	47,604	71,436
Total current assets	1,768,170	1,533,844

Property and equipment, net	1,496,360	1,280,589
Investment securities	23,720	107,458
Other assets	84,815	74,314

Total assets	$3,373,065	$2,996,205

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$15,000	$—
Current portion of long-term debt	16,200	16,200
Accounts payable	674,202	685,063
Accrued liabilities	328,398	310,818
Income taxes	31,857	4,974
Total current liabilities	1,065,657	1,017,055

Long-term debt	516,320	532,370
Other liabilities	425,207	270,466
Deferred income taxes	68,254	89,240
Commitments and contingencies	—	—

Shareholders' Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	11,913	14,732
Capital in excess of par	259,189	274,445
Retained earnings	1,234,384	1,969,749
Accumulated other comprehensive loss	(1,841)	(6,403)
Common stock held in treasury, at cost	(206,018)	(1,165,449)
Total shareholders' equity	1,297,627	1,087,074

Total liabilities and shareholders' equity	$3,373,065	$2,996,205

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(in thousands)	August 25, 2012	August 27, 2011
Cash flows from operating activities:
Net income	$422,240	$388,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	210,748	182,455
Deferred income taxes	(24,321)	46,805
Excess tax benefits from stock-based compensation	(12,345)	(4,745)
Stock-based compensation	15,902	14,728
Loss on disposition of property and equipment, including impairment	11,429	9,461
Changes in operating assets and liabilities:
Merchandise inventories	(271,503)	(126,638)
Prepayments and other current assets	23,838	(8,409)
Other assets	(2,506)	(4,888)
Accounts payable and accrued liabilities	(36,497)	37,057
Income taxes	37,209	(23,799)
Other liabilities	(4,823)	17,592
	369,371	528,064

Cash flows from investing activities:
Purchases of restricted and unrestricted investment securities	(211,142)	(352,082)
Sales of restricted and unrestricted investment securities	334,915	415,877
Net change in restricted cash	(80,389)	—
Capital expenditures	(603,313)	(345,268)
Proceeds from sale-leaseback	359,663	—
Proceeds from dispositions of property and equipment	1,955	1,055
	(198,311)	(280,418)

Cash flows from financing activities:
Revolving credit facility borrowings	362,300	46,000
Repayment of revolving credit facility borrowings	(347,300)	(46,000)
Issuance of long-term debt	—	298,482
Payment of debt issuance costs	—	(7,811)
Repayment of long-term debt	(16,200)	—
Repurchases of common stock	(191,573)	(670,466)
Change in cash overdrafts	26,786	(47,722)
Proceeds from exercise of employee stock options	24,900	17,216
Excess tax benefits from stock-based compensation	12,345	4,745
Payment of dividends	(91,390)	(83,439)
	(220,132)	(488,995)

Net change in cash and cash equivalents	(49,072)	(241,349)
Cash and cash equivalents at beginning of period	141,405	382,754
Cash and cash equivalents at end of period	$92,333	$141,405

Supplemental disclosure of cash flow information:
Purchases of property and equipment awaiting processing
for payment, included in accounts payable	$54,609	$36,220
Cash paid during the period for:
Interest, net of amounts capitalized	24,001	20,395
Income taxes, net of refunds	234,740	201,843

FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP DISCLOSURES
(in thousands, except per share amounts)

	For the Fourth Quarter Ended		For the Year Ended
Net Income and Earnings Per Share	August 25, 2012	% of Net Sales	August 25, 2012	% of Net Sales
Net income as reported	$80,931	3.4%	$422,240	4.5%

Litigation charge	11,500	0.5%	11,500	0.1%
Tax effect	(4,360)		(4,360)
Total litigation charge, net of tax	7,140	0.3%	7,140	0.1%

Net income, excluding litigation charge	$88,071	3.7%	$429,380	4.6%

Net income per common share, excluding litigation charge - diluted	$0.75		$3.64
Average shares - diluted	117,267		118,058

	For the Fourth Quarter Ended		For the Year Ended
Operating Profit	August 25, 2012	% of Net Sales	August 25, 2012	% of Net Sales
Operating profit as reported	$132,657	5.6%	$688,101	7.4%
Less: Litigation charge	11,500	0.5%	11,500	0.1%
Operating profit, excluding litigation charge	144,157	6.1%	699,601	7.5%

	For the Year Ended
	(GAAP)	(Adjusted)
Return on Invested Capital	August 25, 2012	August 25, 2012	August 27, 2011
Operating profit (A)	$688,101	$699,601	$638,072
Rent expense (B)	490,339	490,339	437,804
(A+B)	1,178,440	1,189,940	1,075,876
Tax Rate (C)	36.4%	36.4%	37.1%
Total return ((A+B)*(1-C)) = (D)	749,444	756,452	677,166

Shareholders equity (1)	1,213,175	1,214,603	1,221,989
Debt (1)	553,685	553,685	429,119
Rent expense * 8	3,922,712	3,922,712	3,502,432
Total invested capital (E)	5,689,572	5,691,000	5,153,541

Return on Invested Capital (D) / (E)	13.2%	13.3%	13.1%

(1) Average of balances at the end of each of the five most recent fiscal quarters.

	For the Year Ended
	(GAAP)	(Adjusted)
Return on Equity (ROE)	August 25, 2012	August 25, 2012	August 27, 2011
Net income	$422,240	$429,380	$388,445
Shareholders equity (1)	1,213,175	1,214,603	1,221,989
Return on Equity (ROE)	34.8%	35.4%	31.8%

(1) Average of balances at the end of each of the five most recent fiscal quarters.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Fourth Quarter Ended
	August 25,	August 27,
(in thousands)	2012	2011	% Change
Consumables	$1,712,936	$1,475,498	16.1%
Home products	224,642	227,762	-1.4%
Apparel and accessories	203,909	218,662	-6.7%
Seasonal and electronics	222,638	212,408	4.8%
TOTAL	$2,364,125	$2,134,330	10.8%

	For the Year Ended
	August 25,	August 27,
(in thousands)	2012	2011	% Change
Consumables	$6,436,719	$5,686,576	13.2%
Home products	1,067,541	1,084,480	-1.6%
Apparel and accessories	822,839	854,602	-3.7%
Seasonal and electronics	1,003,906	922,177	8.9%
TOTAL	$9,331,005	$8,547,835	9.2%

STORES IN OPERATION:
	For the Year Ended
	August 25,	August 27,
	2012	2011	% Change
Beginning Store Count	7,023	6,785	3.5%
New Store Openings	475	300	58.3%
Store Closings	(56)	(62)	-9.7%
Ending Store Count	7,442	7,023	6.0%
Total Square Footage (000s)	63,779	59,952	6.4%
Total Selling Square Footage (000s)	53,206	49,996	6.4%

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com